As filed with the Securities and Exchange Commission on March 5, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEAVE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	26-3302902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1331 W Powell Way
Lehi, Utah 84043
(Address of Principal Executive Offices) (Zip Code)

Weave Communications, Inc. 2021 Equity Incentive Plan
Weave Communications, Inc. 2021 Employee Stock Purchase Plan
(Full Title of the Plans)

Brett White
Chief Executive Officer
Weave Communications, Inc.
1331 W Powell Way
Lehi, Utah 84043
(Name and Address of Agent for Service)
(888) 579-5668
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Scott M. Iyama, Esq.
William L. Hughes, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Tel: (415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, Weave Communications, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) total of 11,084,750 additional shares of its common stock under its 2021 Equity Incentive Plan (the “2021 Plan”), pursuant to the provisions of the 2021 Plan providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2021 Plan on January 1, 2024, January 1, 2025 and January 1, 2026, and (ii) a total of 2,216,950 additional shares of its common stock under its 2021 Employee Stock Purchase Plan (the “2021 ESPP”), pursuant to the provisions of the 2021 ESPP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2021 ESPP on January 1, 2024, January 1, 2025 and January 1, 2026. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Commission on November 12, 2021 (File No. 333-261029), March 23, 2022 (File No. 333-263796) and March 16, 2023 (File No. 333-270600). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II
Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated certificate of incorporation (the “Restated Charter”) and amended and restated bylaws (the “Restated Bylaws”) provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as the case may be, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in the case of directors only, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (4) for any transaction from which the director derived an improper personal benefit or (5) in the case of officers only, any action by or in the right of the corporation. The Restated Charter provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Restated Charter and Restated Bylaws provide that the Registrant will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with the Registrant’s future directors and executive officers.
I-1

Item 8.Exhibits.
The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K, filed with the Commission on November 18, 2021)
4.2	Amended and Restated Bylaws of the Registrant.(incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K, filed with the Commission on November 18, 2021)
4.3	Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-K, filed with the Commission on March 13, 2024)
4.4	Form of Registrant’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1, filed with the Commission on November 2, 2021)
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP*
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm*
24.1	Power of Attorney (included in the signature page to this Registration Statement)*
99.1
Weave Communications, Inc. 2021 Equity Incentive Plan and related forms of award agreements thereunder (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1, filed with the Commission on November 2, 2021)

99.2	Weave Communications, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Form S-1, filed with the Commission on November 2, 2021)
107	Filing Fee Table*
__________________________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, Utah, on March 5, 2026.

WEAVE COMMUNICATIONS, INC.

By:	/s/ Brett White
Name: Brett White
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brett White, Jason Christiansen and Tyler Waltman, and each of them, such individual’s true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. This Power of Attorney may be signed in one or more counterparts.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Brett White	Chief Executive Officer and Director (principal executive officer)	March 5, 2026
Brett White
/s/ Jason Christiansen	Chief Financial Officer (principal financial and accounting officer)	March 5, 2026
Jason Christiansen
/s/ Adrian McDermott	Director	March 5, 2026
Adrian McDermott
/s/ Blake G Modersitzki	Director	March 5, 2026
Blake G Modersitzki
/s/ Tyler Newton	Director	March 5, 2026
Tyler Newton
/s/ Stuart C. Harvey Jr.	Director and Chairperson of the Board of Directors	March 5, 2026
Stuart C. Harvey Jr.
/s/ George P. Scanlon	Director	March 5, 2026
George P. Scanlon
/s/ David Silverman	Director	March 5, 2026
David Silverman
/s/ Debora Tomlin	Director	March 5, 2026
Debora Tomlin